UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM SD
Specialized Disclosure Report
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NVIDIA CORPORATION (Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2788 San Tomas Expressway, Santa Clara, CA (Address of principal executive offices)	95051 (Zip Code)

Timothy S. Teter, Executive Vice President, General Counsel and Secretary
(408) 486-2000
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒     Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2021 to December 31, 2021.
☐     Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ____.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

The Conflict Minerals Report of NVIDIA Corporation, a Delaware corporation, for the calendar year ended December 31, 2021 is filed herewith as Exhibit 1.01 and is available at: investor.nvidia.com/sec.cfm*.

Item 1.02 Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit 1.01    Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form

* The reference to NVIDIA Corporation’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

NVIDIA Corporation

By: /s/ Timothy S. Teter___________________________             Date: May 31, 2022
Timothy S. Teter
Executive Vice President, General Counsel and Secretary